FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT, dated as of May 3, 2017 (this “Agreement”), is entered into by and between TerraVia Holdings, Inc. (formerly known as Solazyme, Inc.) (“TVIA”) and those certain holders identified on the signature pages hereto (collectively, with such other holders that execute a signature page hereto after the Forbearance Effective Date (as defined below), the “Consenting Holders”) of (i) the 5.00% Convertible Senior Subordinated Notes due 2019 (collectively, the “2019 Notes”) issued by TVIA pursuant to that certain Indenture, dated as of April 1, 2014, between TVIA and Wells Fargo Bank, National Association (including its successor or assign as trustee under said Indenture, the “2019 Indenture Trustee”), as trustee (the “2019 Notes Indenture”) and (ii) with respect to certain Consenting Holders, the 6.00% Convertible Senior Subordinated Notes due 2018 (collectively, the “2018 Notes” and, together with the 2019 Notes, the “Notes”) issued by TVIA pursuant to that certain Indenture, dated as of January 24, 2013, between TVIA and Trustee including its successor or assign as trustee under said Indenture (together with the 2019 Indenture Trustee, the “Trustees”; such Indenture, the “2018 Notes Indenture” and, together with the 2019 Notes Indenture, the “Indentures”). Each of TVIA and the Consenting Holders shall be referred to herein as a “Party” and collectively as the “Parties.” For purposes of this Agreement, the term “Requisite Holders” shall mean Consenting Holders holding at least a majority in principal amount of the 2019 Notes held by all Consenting Holders.

WITNESSETH:
WHEREAS, in January 2013, TVIA issued the 2018 Notes in the aggregate principal amount of $125 million, of which approximately $32.5 million in aggregate principal amount remained outstanding as of March 31, 2017;
WHEREAS, in April 2014, TVIA issued the 2019 Notes in the aggregate principal amount of $149.5 million, of which approximately $140.5 million in aggregate principal amount remained outstanding as of March 31, 2017;
WHEREAS, TVIA is currently engaged in a marketing process to sell all or substantially all, or a portion of, its business (the “M&A Process”), as well as discussions with the Consenting Holders regarding a possible restructuring of TVIA’s obligations under the Notes that may be funded by an exit financing facility (the “Exit Financing Search”);
WHEREAS, on April 3, 2017, TVIA failed to make the interest payment on the 2019 Notes due on such date (the “Designated Payment”);
WHEREAS, pursuant to Section 6.01(a) of the 2019 Notes Indenture, TVIA’s Default with respect to the Designated Payment will result in the occurrence of an “Event of Default” under the 2019 Notes Indenture if the Designated Payment is not made on or before May 3, 2017 (the “Grace Period”);
WHEREAS, TVIA anticipates that it may not make the Designated Payment before the expiration of the Grace Period on May 3, 2017, which nonpayment would result in an immediate Event of Default under Section 6.01(a) of the 2019 Notes Indenture (such Event of Default, the “Designated Payment Event of Default”);

WHEREAS, TVIA acknowledges that, upon the occurrence and during the continuance of an Event of Default of the nature of the Designated Payment Event of Default, the 2019 Indenture Trustee or the Holders of at least 25% in aggregate principal amount of the 2019 Notes then outstanding (subject to the limitations of Section 6.02 of the 2019 Notes Indenture) may, upon notice to TVIA, (i) accelerate 100% of the principal of, and accrued and unpaid interest on, the 2019 Notes (such event, the “Designated Acceleration Event”) to be due and payable immediately upon such acceleration and seek immediate repayment in full of such amounts (collectively, the “2019 Obligations”) and (ii) exercise any and all rights and remedies available under the 2019 Notes Indenture, the 2019 Notes, and applicable law;
WHEREAS, TVIA acknowledges that the occurrence of the Designated Acceleration Event may trigger an Event of Default under Section 6.01(e)(i) of the 2018 Notes Indenture, if such event results in acceleration of the 2019 Notes under the 2019 Notes Indenture, pursuant to which the holders of the 2018 Notes, upon the failure of TVIA to cure such default within 30 days, could accelerate 100% of the principal of, and accrued and unpaid interest on, the 2018 Notes to be due and payable immediately upon such acceleration and seek immediate repayment in full of such amounts (collectively, the “2018 Obligations” and, together with the 2019 Obligations, the “Obligations”);
WHEREAS, TVIA has requested that the Consenting Holders, subject to the terms hereof, temporarily forbear, solely with respect to the Designated Payment Event of Default, from directly or indirectly accelerating (including, without limitation, by directing the 2019 Indenture Trustee to accelerate) any amounts due and/or payable under the 2019 Notes Indenture and otherwise exercising any rights or remedies under the Indentures, in each case, solely during the Forbearance Period (as defined below), in order to permit TVIA to continue the marketing process to sell all or substantially all, or a portion of, its business and negotiating the terms of a possible restructuring of TVIA’s obligations under the Notes; and
WHEREAS, the Consenting Holders agree to accommodate such request of TVIA on the terms and subject to the conditions herein set forth.
NOW, THEREFORE, in consideration of the foregoing, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.Confirmation by TVIA of Obligations.
(a)TVIA acknowledges and agrees that, as of the date of this Agreement: (i) the aggregate principal balance of the outstanding 2019 Notes was $140.5 million and the 2018 Notes was $32.5 million; and (ii) the accrued interest that was due and payable under the 2019 Notes was $4.1 million.
Section 2.Forbearance; Forbearance Period; Reservation of Rights.
(a)    In reliance upon the representations, warranties and covenants of TVIA contained in this Agreement, and upon the terms and subject to the conditions of this Agreement, each of the Consenting Holders agrees that, solely during the Forbearance Period, such Consenting Holder shall not (i) take any action, enforce any of its rights or remedies or accelerate the obligations under the Indentures, the 2019 Notes or otherwise or (ii) direct the 2019 Indenture Trustee to take any action, enforce any rights or remedies or accelerate the obligations under the Indentures, the

2019 Notes or otherwise, in each case solely with respect to the Designated Payment Event of Default and the Designated Acceleration Event, against TVIA, its affiliates or, in each case, any assets thereof (the “Forbearance”); provided that (y) past-due Obligations shall continue to bear interest at the Default Rate (as defined in the Indentures) until paid in accordance with the Indentures and (z) except as permitted by this Agreement, TVIA shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Indentures during the continuance of any Event of Default. TVIA acknowledges and agrees that the Forbearance is limited to the extent specifically set forth above and all other terms, covenants and provisions of the Indentures (including, without limitation, the other rights and remedies of the Consenting Holders thereunder) shall remain in full force and effect unaffected hereby.
(b)    The “Forbearance Period” shall commence on the Forbearance Effective Date and shall terminate immediately and automatically on the earliest to occur of any of the following (each, an “Automatic Forbearance Termination Event”): (i) any Default or Event of Default under either of the Indentures (other than the Designated Payment Event of Default), (ii) the Designated Acceleration Event, (iii) at such time as TVIA commences any legal action, suit, or proceeding against any of the Consenting Holders and/or any Trustee or contesting or challenging the validity or enforceability of this Forbearance Amendment or any of the Indentures, and (iv) June 28, 2017, at 11:59 pm New York time (the “Outside Date”); provided that the Outside Date may be extended by agreement in writing (including, without limitation, by electronic mail through counsel) by the Parties.
(c)    In addition to Section 2(b) of this Agreement, this Agreement may be terminated by the Requisite Holders by delivery to TVIA of a written notice (including, without limitation, by electronic mail through counsel) upon the occurrence and during the continuation of any of the following events (each, a “Consenting Holder Forbearance Termination Event” and, together with an Automatic Forbearance Termination Event, a “Forbearance Termination Event”):

i.
During the Forbearance Period, TVIA or any of its subsidiaries makes or enters into any agreement obligating it to make any material payment or expenditure outside the ordinary course of business, or otherwise effects a transaction outside the ordinary course of business, including, without limitation, (A) any sale of material assets of TVIA or any of its subsidiaries or (B) any material payment or expenditure outside the ordinary course of business with respect to executive compensation or benefits (including, without limitation, change-of-control payments);

ii.
During the Forbearance Period, TVIA or any of its subsidiaries makes, or enters into any agreement obligating it to make, any material payment (whether in the form of a dividend, management fee, stock repurchase, or otherwise) to any subsidiary or affiliate of TVIA other than a direct or indirect payment to or for the benefit of Solazyme Bunge Produtos Renovaveis Ltda. (“SB Oils”) for the purpose of funding the ordinary course operating-related expenses of SB Oils, which are not expected to be greater than $4 million during the Forbearance Period;

iii.
During the Forbearance Period, TVIA or any of its subsidiaries takes or causes to be taken any material adverse action with respect to any material contract of or for the benefit of TVIA or such subsidiary that would result in a material adverse effect on TVIA, any of its subsidiaries or their respective businesses, assets or prospects;

iv.
During the Forbearance Period, TVIA fails to (A) continue to review its and its subsidiaries’ operations and take all reasonable efforts in good faith to reduce expenditures, (B) on or before May 9, 2017, provide the financial advisors of the Consenting Holders historic budget detail with respect thereto, and (C) on or before May 17, 2017, provide the financial advisors of the Consenting Holders a proposal to further reduce its ongoing consolidated operating expenses;

v.
During the Forbearance Period, TVIA or any of its subsidiaries incurs (A) any indebtedness for borrowed money (including any purchase money indebtedness or capital leases) or (B) any indebtedness that is secured by liens on any assets of TVIA or any of its subsidiaries or otherwise senior in right of payment or priority (in any way whatsoever) to the Obligations. For the avoidance of doubt, it shall not constitute a Consenting Holder Forbearance Termination Event if TVIA amends, restates or otherwise modifies any of the terms of (1) that certain Loan and Security Agreement, dated as of June 28, 2016, by and between Silicon Valley Bank and TVIA or (2) that certain Loan Facility Agreement, dated as of December 17, 2013, as amended from time to time, by and among Bunge Fertilazantes S.A., as successor in interest to Bunge Alimentos S.A. (together, “Bunge”), SB Oils and TVIA; provided that, in either case, such amendment, restatement, or other modification shall not have a material adverse effect on TVIA or the Consenting Holders. For the avoidance of doubt, the incurrence of any additional indebtedness by TVIA of the types described in the foregoing clause (A) or (B) shall be deemed to have a material adverse effect on the Consenting Holders;

vi.
If, during the Forbearance Period, TVIA does not work diligently to advance both the M&A Process and Exit Financing Search, and does not establish May 31, 2017 as a firm deadline for the delivery of (A) non-binding indications of interest in the M&A Process and (B) non-binding financing proposals in the Exit Financing Search;

vii.	If, prior to May 26, 2017, at 11:59 pm New York time, TVIA and the Consenting Holders have not agreed in writing to the material terms of a potential restructuring; or

viii.
During the Forbearance Period, TVIA does not pay, within ten (10) business days of receipt of an invoice, the reasonable and documented fees and expenses of Brown Rudnick LLP, as counsel to certain Consenting Holders.

In furtherance of the foregoing, during the Forbearance Period, TVIA shall promptly provide the Consenting Holders (or, in the event that such information is or may be non-public or otherwise restricting, the Consenting Holders’ legal and financial advisors) with (a) information relating to (i) any action or development that has or reasonably could have a material adverse effect on TVIA or the Consenting Holders and (ii) any action or development that constitutes or reasonably could constitute a Consenting Holder Forbearance Termination Event, (b) any information reasonably requested by the Consenting Holders’ legal and financial advisors, (c) weekly updates on TVIA’s ongoing sale and financing processes, and (d) beginning no later than May 12, 2017, a 13-week cash flow forecast and, thereafter, weekly updates thereto. TVIA’s failure to provide any of information set forth in the foregoing clauses (a) through (d) shall constitute a Consenting Holder Forbearance Termination Event if such failure is not cured within three (3) days thereof.
In addition, and notwithstanding anything herein or in the 2019 Indenture to the contrary, solely during the Forbearance Period, the occurrence of a Consenting Holder Forbearance Termination Event of the type described in clause (v)(B) above (with respect to indebtedness greater than $10 million incurred outside of the ordinary course by TVIA or any of its subsidiaries other than SB Oils) shall be prohibited by this Agreement and upon such prohibited Consenting Holder Forbearance Termination Event occurring, 100% of the 2019 Obligations shall become and shall automatically be immediately due and payable, without notice to TVIA or any other action by any Consenting Holder.  Notwithstanding the preceding sentence, TVIA and any of its subsidiaries may incur senior and/or secured indebtedness during the Forbearance Period without triggering any such acceleration so long as the Consenting Holders are provided written notice of the terms of any such proposed financing (including, without limitation, by electronic mail through Brown Rudnick LLP) and given seven days in which to match in writing such terms in their entirety (subject to definitive documentation consistent with such terms).
(d)    The Forbearance is limited in nature and nothing contained herein is intended, or shall be deemed or construed (i) to constitute a waiver of the Designated Payment Event of Default or any other past or future Default or Event of Default or compliance with any other term or provision of the Indentures or applicable law, (ii) to establish a custom or course of dealing between TVIA, on the one hand, and any Consenting Holder, on the other hand, or (iii) a commitment to provide financing, or (iv) otherwise to constitute a waiver of any right or remedy that any Consenting Holder may have under the Indentures, the Notes, or applicable law or in equity, all of which are expressly reserved. For the avoidance of doubt, the Consenting Holders expressly reserve the right to exercise or direct a Trustee to exercise, as the case may be, all remedies under the applicable Indenture, at law or in equity immediately upon the occurrence of a Forbearance Termination Event, including, without limitation, in respect of the Designated Payment Event of Default and/or any other Defaults or Events of Default then existing. Except for the Forbearance, solely to the extent expressly set forth above, the Consenting Holders reserve each and every right and remedy they may have under the Indentures, at law and in equity.
(e)    The Parties agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that any Trustee or any Consenting Holder may be entitled to take or bring in order to enforce its rights and remedies against TVIA are, to the fullest extent permitted by law or in equity, tolled and suspended for, during, and as a result of the Forbearance Period.

Section 3.Representations and Warranties.
TVIA hereby represents and warrants to the Consenting Holders that as of the date hereof: (a) it is duly incorporated, formed or organized, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization; (b) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized, and do not contravene (i) its certificate of incorporation, bylaws or other organizational documents or (ii) any applicable law, statute, regulation, ordinance, tariff or order; (c) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority or other person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against it; (d) this Agreement has been duly executed and delivered by it; (e) this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and (f) after giving effect to this Agreement, it is in compliance with all covenants and agreements in the Indentures (other than with respect of the making of the Designated Payment).
Section 4.Conditions to Effectiveness of this Agreement; Public Filing.
(a)    This Agreement shall become effective as to each Consenting Holder (the date of such effectiveness being referred to herein as the “Forbearance Effective Date”) upon execution of this Agreement by the respective Consenting Holder and TVIA.
(b)    TVIA shall, on or before 5:30 pm New York time on the Forbearance Effective Date, file a Form 8-K announcing (i) the material terms and conditions of this Agreement, and (ii) including a copy of this Agreement as an exhibit thereto.
Section 5.Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of each Party and their respective successors and assigns. Each Consenting Holder acknowledges and agrees that during the period commencing on the date hereof and ending on the last day of the Forbearance Period, it shall not transfer or assign any of its Notes or rights under the Indentures or this Agreement to (nor shall any such transfer or assignment become effective in respect of) any Person that is not a Consenting Holder or that does not agree to become a Consenting Holder concurrently with such transfer or assignment.
Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, each Consenting Holder is executing and becoming bound by this Agreement solely as to the specific business unit, division or desk of such Consenting Holder (in each case as set forth in greater detail in that certain letter agreement, dated as of April 1, 2017, between TVIA and the Consenting Holders), and no affiliate of such Consenting Holder or other business unit, division or desk within any such Consenting Holder shall be subject to this Agreement except in accordance with this Section 4; provided that no Consenting Holder shall make or direct any such affiliate or other such business unit, division or desk within such Consenting Holder to (i) take any action, enforce any of its rights or remedies or accelerate the 2019 Obligations under the 2019 Notes Indenture, the 2019 Notes or otherwise, or (ii) direct the 2019 Indenture Trustee to take any action, enforce any rights or remedies or accelerate the 2019 Obligations under the 2019 Indenture, the 2019 Notes or otherwise.

Section 6.No Third Party Beneficiaries.
No Person other than TVIA and the Consenting Holders shall have any rights hereunder or be entitled to rely on this Agreement, and all other third party beneficiary rights are hereby expressly disclaimed; provided, however, that nothing herein shall prohibit TVIA from disclosing the existence of terms of this Agreement.
Section 7.Severability.
The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.
Section 8.Governing Law, Jurisdiction; Waiver of Jury Trial.
Section 17.04 and Section 17.13 of the Indentures apply to this Agreement, mutatis mutandis.
Section 9.Amendments.
The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the express prior written consent of each of the Parties.
Section 10.Good Faith Cooperation; Further Assurances.
The Parties hereby agree to execute and deliver from time to time such other documents and take such other actions as may be reasonably necessary in order to effectuate the terms hereof. The Parties shall cooperate with each other and with their respective counsel in good faith in connection with any steps required to be taken as part of their respective obligations under this Agreement.
Section 11.Prior Negotiations; Entire Agreement.
This Agreement (together with the Indentures and the Notes) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior negotiations, understandings or agreements with respect to the subject matter hereof.
Section 12.Interpretation.
This Agreement is the product of negotiations of the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
Section 13.Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic mail (e.g., “.pdf” or “.tif”) shall be effective as delivery of an original executed counterpart of this Agreement.
Section 14.Section Titles.
The section and subsection titles contained in this Agreement are included for convenience only, shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the Parties. Any reference in this Agreement to any “Section” refers, unless the context otherwise indicates, to a section of this Agreement.
[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.
TERRAVIA HOLDINGS, INC. (formerly Solazyme, Inc.)

By:
Name:
Title:

ZAZOVE ASSOCIATES, LLC

By:
Name:
Title:

PASSPORT CAPITAL, LLC

By:
Name:
Title:

LAZARD ASSET MANAGEMENT LLC

By:
Name:
Title:

CITADEL EQUITY FUND, LTD.

By:
Name:
Title:

GILEAD CAPITAL LP

By:
Name:
Title: